UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): June 7, 2007

DreamWorks Animation SKG, Inc.

(Exact name of registrant as specified in its charter)

Delaware	001-32337	68-0589190
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1000 Flower Street, Glendale, California	91201
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (818) 695-5000

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 5.02.	Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers; Compensatory Arrangements of Certain Officers.

Item 5.02(e)

On June 7, 2007, the Compensation Committee of the Board of Directors of DreamWorks Animation SKG, Inc. (the “Company”) approved the adoption of the Special Deferral Election Plan (the “Plan”). The Plan, which is effective as of July 1, 2007, is available for executive officers and certain other highly compensated employees of the Company and its subsidiaries. The Plan generally permits eligible participants to defer up to 85% of their base salary and up to 100% of their annual incentive bonus or any special bonus or other incentive compensation which they earn. For 2007, eligible participants will be permitted to defer up to 100% of their base salary for services rendered from July 1, 2007 through December 31, 2007 and up to 50% of any annual incentive bonus which they earn.

Each participant’s account under the Plan will be credited with earnings, at periodic intervals, at a rate equal to the actual rate of return for such period of the investment fund or funds or index or indices selected by the participant from the range of investment vehicles offered under the Plan. Participants will be permitted to designate the commencement date or event for distribution of their account balance under the Plan based on the available options under the Plan, including termination of employment, a specified date, a change in control of the Company or certain combinations of the foregoing. Each participant may also select the method of distribution in accordance with the options available under the Plan, including lump sum payment or installments over a period of up to 10 years.

The documents constituting the Plan, as adopted, are attached as Exhibits 99.1, 99.2 and 99.3 and are incorporated by reference herein.

ITEM 9.01.	Financial Statements and Exhibits.

(d) Exhibits:

Exhibit No.	Description
99.1	Special Deferral Election Plan—Basic Plan Document.

99.2	Special Deferral Election Plan—Adoption Agreement.

99.3	Special Deferral Election Plan—Plan Amendment effective as of July 1, 2007.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

DreamWorks Animation SKG, Inc.

Date: June 11, 2007	By:	/s/ Katherine Kendrick
Katherine Kendrick
General Counsel and Corporate Secretary

EXHIBIT INDEX

Exhibit No.	Description
99.1	Special Deferral Election Plan—Basic Plan Document.

99.2	Special Deferral Election Plan—Adoption Agreement.

99.3	Special Deferral Election Plan—Plan Amendment effective as of July 1, 2007.